Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated March 30, 2007, relating to the consolidated balance sheet of Tower Tech Holdings, Inc. and its subsidiary as of December 31, 2006, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended, appearing in the Annual Report on Form 10-K of Broadwind Energy, Inc. for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moquist Thorvilson Kaufmann Kennedy & Pieper LLC

Moquist Thorvilson Kaufmann Kennedy & Pieper LLC
(formerly known as Carver Moquist & O’Connor, LLC)

Plymouth, Minnesota
November 6, 2009